                                                                   EXHIBIT 3.104



                              OPERATING AGREEMENT

                                      OF

                              THOROUGHBRED, L.L.C


     THE INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAW. WITHOUT REGISTRATION, THE INTERESTS MAY NOT BE TRANSFERRED, EXCEPT UPON DELIVERY TO THE LIMITED LIABILITY COMPANY OF ADVANCE NOTICE OF THE INTENDED TRANSFER AND, IF REQUESTED BY THE AUTHORIZED PERSON, AN OPINION OF COUNSEL SATISFACTORY TO THE AUTHORIZED PERSON THAT NEITHER THE SECURITIES ACT OF 1933, AS AMENDED, NOR STATE SECURITIES LAWS REQUIRE REGISTRATION OF THE TRANSFER AND THAT THE TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 -- ORGANIZATION..................................................  1
     1.1     Organization of the Company...................................  1
     1.2     Name..........................................................  1
     1.3     Principal Office..............................................  1
     1.4     Term..........................................................  1
     1.5     Purpose.......................................................  1
     1.6     Title to Company Assets.......................................  1
     1.7     Registered Agent and Registered Office........................  1

ARTICLE 2 -- CAPITAL CONTRIBUTIONS.........................................  1
     2.1     Member Contributions..........................................  1
     2.2     Initial Capital Contribution..................................  2
     2.3     Additional Capital Contributions..............................  2
     2.4     Return of Distributions.......................................  2
     2.5     No Priority...................................................  2
     2.6     No Third Party Beneficiaries..................................  2

ARTICLE 3 -- MANAGEMENT....................................................  2
     3.1     Management Vested in Members and Not in Managers..............  2
     3.2     Authorized Persons............................................  2
     3.3     Management of Company Business................................  3
     3.4     Compensation..................................................  3
     3.5     No Liability..................................................  4
     3.6     Indemnification...............................................  4

ARTICLE 4 -- RIGHTS AND DUTIES OF MEMBERS..................................  4
     4.1     Representation and Warranties.................................  4
     4.2     Interests Not Registered Under the Securities Laws............  4
     4.3     Approval Rights...............................................  4
     4.4     Admission of Additional Members...............................  5
     4.5     Expulsion.....................................................  6
     4.6     Restrictions..................................................  6
     4.7     Rights of an Assignee.........................................  6
     4.8     Voluntary Withdrawal of a Member..............................  6

ARTICLE 5 -- MEETINGS: APPROVALS WITHOUT A MEETING.........................  7

ARTICLE 6 -- OTHER BUSINESS VENTURES.......................................  7

                                                                           Page
                                                                           ----
ARTICLE 7 -- RECORDS, ACCOUNTING, TAX MATTERS.............................  7
     7.1     Books and Records of Account.................................  7
     7.2     Data Storage.................................................  8
     7.3     Filing of Tax Reports........................................  8
     7.4     Tax Matters Partner..........................................  8
     7.5     Fiscal and Tax Year..........................................  9
     7.6     Accounts.....................................................  9
     7.7     Tax Status...................................................  9

ARTICLE 8 -- DISTRIBUTION AND ALLOCATION RULES............................  9
     8.1     Cash Available for Distribution..............................  9
     8.2     Cash from Sales or Refinancing...............................  9
     8.3     Allocations of Income, Gain, and Profit...................... 10
     8.4     Allocations of Loss and Deduction............................ 10
     8.5     Tax Regulation Allocations................................... 10
     8.6     Curative Allocations......................................... 11

ARTICLE 9 -- DISSOLUTION. LIQUIDATION AND WINDING UP...................... 12
     9.1     Dissolution and Winding Up................................... 12
     9.2     Liquidating Trustee.......................................... 12
     9.3     Liquidation and Termination.................................. 12

ARTICLE 10 -- GENERAL..................................................... 13
     10.1    Amendment.................................................... 13
     10.2    Benefit...................................................... 13
     10.3    Computation of Time.......................................... 13
     10.4    Construction................................................. 13
     10.5    Entire Agreement............................................. 14
     10.6    Equitable Relief............................................. 14
     10.7    Execution.................................................... 14
     10.8    Exhibits..................................................... 14
     10.9    Expenses of Prevailing Party................................. 14
     10.10   Further Assurances........................................... 14
     10.11   Invalidity of Provisions..................................... 14
     10.12   No Waiver.................................................... 15
     10.13   Notices...................................................... 15

ARTICLE 11 -- DEFINITIONS................................................. 15

EXHIBIT A -- CAPITAL CONTRIBUTIONS........................................ 21

                              OPERATING AGREEMENT


          The Members enter this Agreement as of the Effective Date. The Members mutually agree as follows:


                           ARTICLE 1-- ORGANIZATION
                           ------------------------

          1.1  Organization of the Company. The Members organize the Company as
               ---------------------------
     a limited liability company under the Act and desire that the Company continue to qualify as a limited liability company. The Authorized Person will file or cause to be filed Articles of Organization and all necessary conforming documents and perform such other filing, recording, publishing and other acts as are necessary to comply with all requirements for the formation and operation of a limited liability company in Delaware and all other jurisdictions where the Company desires to conduct its business.

          1.2  Name. The name of the Company is "Thoroughbred, L.L.C."
               ----

          1.3  Principal Office. The Company will locate its principal office at
               ----------------
     701 Market Street, Suite 815, St. Louis, MO 63101-1826, or such other place designated by the Authorized Person.

          1.4  Term. The existence of the Company began on the Effective Date
               ----
     and will end thirty (30) years later unless terminated earlier under this Agreement.

          1.5  Purpose. The Company is organized for the following purposes: any
               -------
     lawful business for which a limited liability company may be organized under the Act.

          1.6  Title to Company Assets. The Company will hold title to assets in
               -----------------------
     the name of the Company or such nominees as the Authorized Person determines appropriate.

          1.7  Registered Agent and Registered Office. The initial registered
               --------------------------------------
     agent for the Company has the following name and Delaware address:
     Corporation Trust Company, 1209 Orange Street, Wilmington (County of New Castle), Delaware. The registered agent will send copies of any notices received on behalf of the Company to each Member.


                      ARTICLE 2 -- CAPITAL CONTRIBUTIONS
                      ----------------------------------

          2.1  Member Contributions. Each Member will make an initial Capital
               --------------------
     Contribution of money and/or other property as of the Effective Date in the amounts and form listed by the Member's name in Exhibit A.

          2.2  Initial Capital Contribution. If a Member fails to make their
               ----------------------------
     initial Capital Contribution on a timely basis, then the Member's Proportionate Share will be adjusted to reflect such failure.

          2.3  Additional Capital Contributions. The Members have not agreed to
               --------------------------------
     make any additional Capital Contributions but the Members may make additional contributions and/or loans to the Company at such time and on such conditions as all of the Members may agree.

          2.4  Return of Distributions. If a Member has received the return, by
               -----------------------
     cash distribution or otherwise, of the whole or part of such Member's capital, the Member will remain liable to the Company, to the extent provided under the Act, for any sums (not in excess of the capital so returned) necessary to discharge the Company's liabilities to all creditors who extended credit or whose claims arose before such return.

          2.5  No Priority. Except as specifically provided in this Agreement,
               -----------
     no Member may either demand a distribution from the Company or have the right to withdraw from the Company or to demand the return of any Capital Contribution or have priority over any other Member either as to the return of any Capital Contribution or as to distributions.

          2.6  No Third Party Beneficiaries. The contribution obligation of the
               ----------------------------
     Members under this Article is not intended to create any obligation to third party beneficiaries. No creditor may rely on that obligation unless the Member against whom the obligation is asserted has expressly agreed in writing that the creditor may do so.


                            ARTICLE 3 -- MANAGEMENT
                            -----------------------

          3.1  Management Vested in Members and Not in Managers. Management of
               ------------------------------------------------
     the Company is vested in the Members and not in one or more managers. Upon the approval of the Members as provided by Section 4.3, the Company may change its status from a limited liability company in which management is vested in the members to one in which management is vested in one or more managers, or vice versa.

          3.2  Authorized Persons.
               ------------------

          (a) All Members will be Authorized Persons if management of the Company is vested in the Members, and, if management is vested in one or more managers, all Managers will be Authorized Persons. The Members intend
     Section 10.4 to apply to each reference to Authorized Person. If the Company has more than one Authorized Person, each reference to decisions or actions of the Authorized Person will require the agreement of either a Majority-in-interest of the Members, if management is vested in the Members, or a Majority-in-Number of the Managers, if management is vested in Managers. The Authorized Person will devote such time and attention to the Company as such Authorized Person deems reasonable necessary and advisable to manage the affairs of the Company to its best advantage.

          (b) The following offices shall be established, the incumbents of which shall be Authorized Persons and serve at the pleasure and upon the approval of the Majority-in-Interest Member, if the management is vested in the members, or the majority-in-number of the Managers, if the management is vested in Managers: The General Manager, Secretary, Treasurer, Assistant Treasurer, Assistant Secretary and various other offices which may be established from time to time by Members.

          3.3  Management of Company Business. Subject to the Approval Rights of
               ------------------------------
     the Members as provided by Section 4.3, the Authorized Person will have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including the following:

          (a)  to transfer or acquire property or the use of property;

          (b)  to enter into contracts and guaranties;

          (c) to borrow money and to issue notes, bonds, and other obligations and to secure any of the same by mortgage or pledge of Company property or income;

          (d) to lend money, to invest and reinvest the Company's funds, and to receive and hold property as security for repayment;

          (e) to open bank accounts and designate the number and identity of the individuals authorized to write checks and make withdrawals of funds;

          (f)  to hire employees and appoint agents of the Company;

          (g) to pay, collect, compromise, arbitrate, prosecute or defend legal action with respect to, or otherwise adjust, claims or demands of or against the Company;

          (h)  to indemnify any person;

          (i) to participate in partnership agreements, joint ventures, or other associations of any kind with any person or persons; and

          (j) to execute, acknowledge and deliver any and all instruments appropriate to the foregoing, and to apply Company assets.

          3.4  Compensation. The Authorized Person will receive no compensation
               ------------
     without the approval of the Members as provided by Section 4.3 other than reasonable expenses incurred in managing the Company.

          3.5  No Liability. Unless specifically assumed in writing, no Member
               ------------
     or Manager will have personal liability for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not result in the imposition of personal liability on any Member or Manager. The Authorized Person will have no liability to any member resulting from the disallowance or adjustment of any deductions or credits in the income tax returns of the Company or the Members.

          3.6  Indemnification. The company will indemnify and hold harmless the
               ---------------
     Authorized Person from and against any loss, expense, damage, or injury suffered or sustained by any of them by reason of any acts, errors in judgment, omissions, or alleged acts or omissions related to the business of the Company, including any judgment, award, settlement, reasonable legal fees, and other costs and expenses related to the defense of any actual or threatened action, proceeding, or claim and including any payments made by the Authorized Person, or by reason of any disallowance by any taxing authority of any deduction taken on any Company tax return, provided such acts, errors in judgment, omissions, or alleged acts or omissions upon which such actual or threatened actions, proceedings, or claims are based were in good faith, for a purpose reasonably believed to be in the best interests of the Company and were not performed or omitted as a result of fraud, gross negligence, or willful misconduct of the Authorized Person.

                   ARTICLE 4 -- RIGHTS AND DUTIES OF MEMBERS
                   -----------------------------------------

          4.1  Representation and Warranties. Each Member, and in the case of an
               -----------------------------
     organization, the person executing the Agreement on behalf of the organization, represents and warrants to the Company and each other Member as follows:

          (a) if that Member is an organization, that it is duly organized, validly existing, and in good standing under the law of the jurisdiction of its organization and that it has full power to execute the agreement and agrees to perform its obligations under the Agreement; and

          (b) that the Member is acquiring its Interest for its own account as an investment and without an intent to distribute the interest.

          4.2  Interests Not Registered Under the Securities Laws. Each Member
               --------------------------------------------------
     acknowledges that the Interests have not been registered under the Securities Laws and may not be Transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

          4.3  Approval Rights. Each Member will have Approval Rights.
               ---------------

          (a) Actions which require the approval of a Majority-in-interest of the Members will include the following:

               (i)  a Capital Event;

               (ii) the designation of the liquidating trustee in a dissolution and winding up of the Company;

               (iii) the change of the Company's status from member-managed to manager-managed and vice versa; or

               (iv) if the Company is manager-managed, the addition, replacement or removal of a Manager.

          (b) Actions which require the approval of all Members will include the following:

               (i)    the admission of a new Member;

               (ii)   any additional mandatory Capital Contributions;

               (iii)  the expulsion of a Member;

               (iv)   a voluntary withdrawal of a Member;

               (v) any of the approvals described in paragraph (d) of the definition for Event of Withdrawal;

               (vi)   a voluntary dissolution of the Company;

               (vii)  a merger or consolidation with another person;

               (viii) authorization for any transaction, agreement or action unrelated to the Company's purpose as set forth in the Articles of Organization, that otherwise contravenes this Agreement;

               (ix) the continuation of the Company after an Event of Withdrawal; or

               (x)    any amendment to this Agreement.

     Unless otherwise required by this Agreement or by law, a Majority-in-interest of the Members may approve any other matter submitted for the approval of the Members.

          4.4  Admission of Additional Members. Upon the approval of the Members
               -------------------------------
     as provided by Section 4.3, the Company may admit new Members and determine the Capital Contributions for such new Members. The person so admitted will become a Member after making any required Capital Contribution and after signing this Agreement.

          4.5  Expulsion. Upon approval as provided by Section 4.3, the other
               ---------
     Members may expel a Member who commits fraud, gross negligence, or willful misconduct having a material adverse affect on the Company or on any of the other Members.

          4.6  Restrictions. No Member will Transfer in whole or in part any
               ------------
     Interest to an Assignee until the Company receives from the proposed Assignee such information and agreements that the Company may reasonably require, including any taxpayer identification number and any agreement that federal, state or local tax laws may require and the proposed Assignee's written agreement to be bound by all of the terms of the Agreement as an Assignee, and, if admitted as a Member, as a Member. Unless a Transfer occurs by reason of or incident to the death, dissolution, divorce, liquidation, merger or termination of the transferor Member and the transferee is a Permitted Assignee, no Member will Transfer in whole or part any Interest to an Assignee until the Company receives an opinion of Counsel to the Company that any such Transfer, alone or when combined with other transactions, would not result in a termination of the Company within the meaning of Code Section 708 (or if so that no material adverse tax consequences would result to the Company or the Members by reason of such termination), the Company's losing its status as a partnership for income tax purposes or the taxation of the Company as a publicly-traded partnership for income tax purposes. An attempted Transfer in violation of this Section is void.

          4.7  Rights of an Assignee. Unless and until admitted as a Member
               ---------------------
     under Section 4.4, an Assignee (including a permitted Assignee) will have no Approval Rights ( or Management Rights, if management is vested in the Members). An Assignee that has not become a Member will receive, to the extent assigned, the share of distributions and profits, including distributions representing the return of contributions, to which the assignor would otherwise be entitled with respect to the assigned interest.

          4.8  Voluntary Withdrawal of a Member. A Member may only voluntarily
               --------------------------------
     withdraw from the Company upon giving ninety (90) days' prior written notice of withdrawal to the other Members. If the withdrawing Member fails to receive the written approval of all Members as provided by Section 4.3(b), then such voluntary withdrawal will violate this Agreement for the purposes of the Act. After such voluntary withdrawal, the withdrawn Member will have the rights of an Assignee under Section 4.7. If the Company dissolves and winds up its business and affairs as a result of a voluntary withdrawal not approved by all Members, the Company may reduce any distributions to which such Member would be otherwise entitled by the damages sustained by the Company as a result of such dissolution and winding up. If the Company continues its business and affairs after a voluntary withdrawal not approved by all Members, the Company will within a reasonable time make a distribution to the withdrawn Member in an amount equal to fifty percent (50%) of the fair market value of the withdrawn Member's Interest as of the date of withdrawal as calculated by the Company in its reasonable discretion. In making distributions under the preceding sentence, the following rules will apply: (a) the Company will exclude the value of goodwill in determining fair market value; (b) the Company may reduce the amount payable to the withdrawn Member by any damages suffered as a result of the voluntary withdrawal; and (c) the Company may defer distributions to the withdrawn Member until such time as making them will not result in unreasonable hardship to the Company.

              ARTICLE 5 -- MEETINGS: APPROVALS WITHOUT A MEETING
              --------------------------------------------------

          The Authorized Person's or the Members may take any action or vote at a meeting at the Company's principal of lice after ten (10) days' prior written notice to all the Authorized Persons or Members eligible to attend, as appropriate, given by a Majority-in-Number of the Authorized Persons or Members eligible to attend, or without a meeting if the Authorized Persons or Members otherwise required to act or approve the action to make it effective sign a written approval of the action so taken (eg., the Company may taken any action requiring the approval of a Majority-in-Interest of the Members by a written approval of a Majority-in-interest of the Members and without unanimous written approval). Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if the Majority-in-Interest Member consents thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Member.

                     ARTICLE 6 -- OTHER BUSINESS VENTURES
                     ------------------------------------

          Any Member, Authorized Person, or Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Company nor any of the Members, Authorized Persons, or Managers will have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom.


                 ARTICLE 7 -- RECORDS, ACCOUNTING, TAX MATTERS
                 ---------------------------------------------

          7.1  Books and Records of Account. Authorized Person will keep proper
               ----------------------------
     and complete records and books of account in which it will records all transactions and other matters relative to the Company's business in accordance with generally accepted accounting principles, consistently applied, or in accordance with such other accounting method customarily used by businesses similar to the Company. As required by the Act, the Company will keep at its principal place of business the following:

          (a) a current and a past list, setting forth the full name and last known mailing address of each Member and Manager, if any, in alphabetical order;

          (b) a copy of the Articles of Organization and all articles of amendment thereto, together with executed copies of any powers of attorney pursuant to which any articles have been executed;

          (c) copies of Company's federal, state and local income tax returns and reports, if any, for the three (3) most recent years or, if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period;

          (d) copies of this Agreement, and all amendments thereto, and copies of any written operating agreements no longer in effect;

          (e)  copies of any financial statements of the Company for the three
     (3) most recent years;

          (f) copies of any written promise by a Member to make a Contribution to the Company;

          (g) copies of any written approvals by the Members to the admission of any person as a Member;

          (h) copies of any written approvals by the Members to continue the Company upon an Event of Withdrawal;

          (i) copies of any other instruments or documents reflecting matters required to be in writing pursuant to this Agreement; and

          (j)  any other records required by the Act.

          7.2  Data Storage. The Company may compile the data for any books,
               ------------
     accounts, or records required by this Agreement in any form (including in electronic media) from which a person may retrieve such information into a readily usable form.

          7.3  Filing of Tax Reports. The Authorized Person will submit to the
               ---------------------
     official or agency administering the tax laws of any applicable jurisdiction any information, reports or other documents required or requested to be filed, as and when due. The Company will bear the cost of preparing such information, reports or other documents. Within seventy-five
     (75) days after the close of each taxable year of the Company, the Authorized Person prepare or cause to be prepared and delivered to each Member a report containing all Company information necessary to prepare such Member's federal income tax returns.

          7.4  Tax Matters Partner. PHCI shall be the Tax Matters Partner of the
               -------------------
     partnership within the meaning of Code Section 6231 (a)(7). The Tax Matters Partner may (a) represent the Company and its Members before federal, state, and local taxing authorities, and before courts of competent jurisdiction, in tax matters affecting the Company, the Members in their capacity as members, or both, or (b) execute agreements or other documents relating to or affecting such tax matters including (i) agreements or consents to extend the period of limitations on assessment of deficiencies with respect to "partnership items" or "affected items," as such terms are defined in Code Section 6231, and (ii) other agreements or documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company, the Members, or both. The Tax Matters Partner will have the sole right, in its discretion, to make any election for the Company permitted by the Code; provided that any Member or Assignee may unilaterally require the Company to make a Code Section 754 election if such Member or Assignee agrees to pay all expenses incurred in connection with such election. The Tax Matters Partner may retain accountants, attorneys, and other professionals to assist him in such matters. The Company will pay for or reimburse the Tax Makers Partner for all expenses incurred in performing the duties described in this Section.

          7.5  Fiscal and Tax Year. The fiscal and taxable year of the Company
               -------------------
     will end on the 30th day of September.

          7.6  Accounts. The Company will deposit its funds in such bank account
               --------
     or accounts, or invested in such interest-bearing investments established and maintained in the name of the Company only, as designated by the Authorized Person. Only the Authorized Person or agents of the Authorized Person may make a withdrawal from any account or investment. The Authorized Person will not commingle Company funds with those of any other person.

          7.7  Tax Status. Solely for income tax purposes, the Company will be
               ----------
     subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of partnership tax returns with any jurisdiction will not be construed to expand the obligations or liabilities of the Company or its Members. No Member will take any action that would cause the Company to be excluded from the application of any provision of Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar provision of any state tax laws. The Members intend this Agreement to be construed as appropriate to classify the Company as a partnership for tax purposes. The Members expressly do not intend of form a partnership under the Uniform Partnership Law or the Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party.

                ARTICLE 8 -- DISTRIBUTION AND ALLOCATION RULES
                ----------------------------------------------

          8.1  Cash Available for Distribution. Except as otherwise provided in
               -------------------------------
     Section 9.3, at such times as the Authorized Person will designate, the Company will distribute Cash Available for Distribution in accordance with the Members' respective Proportionate Shares.

          8.2  Cash from Sales or Refinancing. Except as otherwise provided in
               ------------------------------
     Section 9.3, at such times as the Authorized Person designates, the Company will distribute Cash from Sales or Refinancing in accordance with Members' respective Proportionate Shares.

          8.3  Allocations of Income, Gain, and Profit. After making the Tax
               ---------------------------------------
     Regulation Allocations, the Company will allocate Company net taxable income, including each item of Company income, gain, and profit required to be separately stated under Code Section 702, in accordance with the Members' respective Proportionate Shares.

          8.4  Allocations of Loss and Deduction. After making the Tax
               ---------------------------------
     Regulation Allocations, the Company will allocate Company net taxable loss, including each item of Company loss and deduction required to be separately stated under Code Section 702, in accordance with the Members' respective Proportionate Shares.

          8.5  Tax Regulation Allocations. The Company will make the following
               --------------------------
     allocations in the following order:

               (a) Company Minimum Gain Chargeback. If Company Minimum Gain has
                   -------------------------------
     a net decrease during any Company taxable year, the Company will allocate items of income and gain for such year (and, if necessary, for subsequent years) to each Member in the amounts required by Regulations Sections 1.704-2(f) and 1.704-2(g)(2).

               (b) Member Nonrecourse Debt Minimum Gain Chargeback. If Member
                   -----------------------------------------------
     Nonrecourse Debt Minimum Gain has a net decrease during any Company taxable year, the Company will allocate items of income and gain for such year (and, if necessary, for subsequent years) to each Member who has a share of the Member Nonrecourse Debt Minimum Gain as determined in accordance with Regulations Section 1.704-2(i).

               (c) Qualified Income Offset. If a Member unexpectedly receives an
                   -----------------------
     adjustment, allocation, or distribution described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5), or (6), the Company will allocate to the Member items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate the Capital Account Deficit, if any, caused by such adjustment, allocation, or distribution, as quickly as possible as required by Regulations Section 1.704-l(b)(2)(ii)(d).

               (d) Allocation of Nonrecourse Deductions. The Company will
                   ------------------------------------
     allocate each Nonrecourse Deduction, as defined in Regulations Section 1.704-2(b)(1) and determined in accordance with Regulations Section 1.704-2(c), in the same manner in which the Company allocates net taxable loss.

               (e) Allocation of Member Nonrecourse Deductions. The Company will
                   -------------------------------------------
     allocate each Member Nonrecourse Deduction to the Members who bear the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable under Regulations Section 1.704-2(i)(1).

               (f) Code Section 704(c) and Re-evaluation Allocation. If any
                   ------------------------------------------------
     Member contributes property (other than money) to the Company (or is deemed so to contribute under applicable income tax principles) and the fair market value of such property at the time it is contributed differs from the contributing Member's adjusted tax basis therein, or if the property of the Company is revalued pursuant to Regulations Section 1.704-l(b)(iv)(f), items of income, gain, profit, depreciation, cost recovery and cost depletion relating to such property shall be allocated pursuant to

     Treas. Reg. section 1.704-3(b) (the "Traditional Method"), to the extent they are applicable. Allocations pursuant to this subsection are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member's Capital Account or share of profits, losses, similar items or distributions pursuant to any of the provisions of this Agreement.

               (g) Allocation of Cancellation of Debt Income. The Company will
                   -----------------------------------------
     allocate any cancellation of debt income realized by the Company among the Members in proportion to the allocation among the Members (under Code
     Section 752) of the debt to which such income is attributable.

               (h) Allocations to Reflect Changing Interests. If (i) a person
                   -----------------------------------------
     becomes a new Member after the first day of the Company's then-current taxable year, (ii) the Interest of any Member increases or decreases after the first day of the Company's then-current taxable year, or (iii) a member Transfers the Member's Interest after the first day of the Company's then-current taxable year, unless such disposition and all other dispositions on the same day and within the twelve-month period prior to that day result in a termination of the Company for federal income tax purposes, the Company will not close its books until the end of the taxable year, at which time the Company will determine the Members' and former Members' respective shares of profits and losses by applying (1) a ratio having a numerator equal to the number of days during the year that each person was a Member and a denominator equal to the total number of days in the Company's taxable year and (2) taking into account each Member's Interest on each day such Member held an Interest. These rules will apply whether or not as a result of such decrease or disposition, the transferee becomes a new or substituted Member or whether or not the transferor remains a Member.

          8.6  Curative Allocations. The Company intends the Tax Regulation
               --------------------
     Allocations to comply with Regulation Sections 1.704-l(b) and 1.704-2. The Tax Regulation Allocations may not be consistent with the manner in which the Members intend to divide distributions. Accordingly, the Authorized Person, to the extent not inconsistent with Code Section 704(b), may allocate income, gain, profit, loss, deduction and other items among the Members so as to effect the economic objectives of the Members, and to offset any distortion of such objectives otherwise resulting from the Tax Regulation Allocations. In general, the Members anticipate that the Authorized Person will accomplish this by making special allocations of other items of income, gain, profit, loss, and deduction among the Members so that the net amount of the Tax Regulation Allocations and such special allocations to each such Member is zero. This Section 8.6 is not intended to, and the Company does not, adopt the traditional method with curative allocations specified in Treas. Reg. Section 1.704-3(c).

             ARTICLE 9 -- DISSOLUTION. LIQUIDATION AND WINDING UP
             ----------------------------------------------------

          9.1  Dissolution and Winding Up. The dissolution of the Company will
               --------------------------
     occur upon any of the following events:

          (a) the happening of the events specified in this Agreement or in the Articles of Organization as grounds for dissolution, including the expiration of the term provided for in Section 1.4;

          (b)  the written approval of the Members as provided by Section 4.3;

          (c) an Event of Withdrawal of a Member or a Capital Event unless the Company still has at least one remaining Member and the business of the Company is continued either under a right to continue stated in the Articles of Organization and in this Agreement, or by the approval of the remaining Members as provided by Section 4.3 within ninety (90) days after the Event of Withdrawal;

          (d) entry of a decree of dissolution under Subchapter VIII of the Act; or

          (e) when the Company is not the surviving entity in a merger or consolidation.

          Dissolution will take effect on the date of the event giving rise to the dissolution, but the Company will not terminate until its assets have been distributed pursuant to Section 9.3.

          9.2  Liquidating Trustee. In a dissolution and winding up of the
               -------------------
     Company, the liquidating trustee approved by the Members as provided by
     Section 4.3, will proceed diligently to wind up the affairs of the Company and distribute its assets pursuant to Section 9.3. During the interim, the liquidating trustee will continue to exercise the rights and operate the Company consistently with the liquidation thereof, exercising all the power and authority vested by the Act.

          9.3  Liquidation and Termination. As expeditiously as possible after
               ---------------------------
     the dissolution of the Company:

          (a) The liquidating trustee will cause the Company's accountants to make a complete accounting of the assets, liabilities and operations of the Company as of the last day of the month in which the dissolution occurs.

          (b) The liquidating trustee will pay all liabilities of the Company (including loans from Members but excluding Member Capital Contributions and Member Capital Accounts) and establish a Reserve, if the trustee deems a Reserve necessary, for payment of future or contingent Company obligations.

          (c) The Company will allocate its estimated net taxable loss for the year and any loss realized by the Company on liquidation, including any book adjustment loss under paragraph (e) of this Section, in accordance with Article 8 and its estimated net taxable gain for the year and any gain realized upon liquidation, including any book adjustment gain under paragraph (e) of this Section, in accordance with Article 8.

          (d) The liquidating trustee will distribute the balance of the proceeds of the liquidation after allocating gain or loss under paragraph
     (b) of this Section among the Members who or which have positive balances in their Capital Accounts in proportion to and to the extent of their positive Capital Account balances. Distributions of Company assets may be made in Cash or in kind, in the sole and absolute discretion of the liquidating trustee, but, if in kind, they will be deemed distributed at their fair market values on the date of distribution (for federal income tax purposes).

          (e) If any Company property is distributed to the Members in kind, for purposes of reflecting the allocation of gain or loss from liquidation in the Members' Capital Accounts, the Company will make a book adjustment with respect to the property distributed in kind as provided in the Regulations under Code Section 704(b).

          (f) All salable assets of the Company may be sold in connection with any liquidation at public or private sale, at such price and upon such terms as the liquidating trustee, in his, her or its sole discretion, may deem advisable. Any Member, Manager, or Authorized Person and any person related to any Member, Manager, or Authorized Person may purchase assets at such sale.

                             ARTICLE 10 -- GENERAL
                             ---------------------

          10.1  Amendment. The Members may only amend this Agreement in whole or
                ---------
     in part by a written agreement executed in the same manner as, and specifically referring to, this Agreement.

          10.2  Benefit. This Agreement binds and benefits the parties, their
                -------
     heirs, legal representatives, successors and assigns.

          10.3  Computation of Time. In computing any period of time, the day of
                -------------------
     the act, event or default from which the designated period time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday, or legal holiday, and, if so, the period will run until the end of the next day not a Saturday, Sunday, or legal holiday.

          10.4  Construction. Unless the context otherwise requires, when used
                ------------
     in the Agreement, the singular includes the plural and vice versa and the masculine includes the feminine (and neuter) and vice versa. The words "include", "includes", and "including" will be deemed to be followed by the phrase "without limitation". Captions are inserted for convenience only and will have no legal effect. Each reference to a Code Section shall be deemed to be followed by the words "and/or the Regulations thereunder." This Agreement is to be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements. The substantive law of Missouri will govern this Agreement without regard to its choice of laws rules.

          10.5   Entire Agreement. This instrument constitutes the entire
                 ----------------
     agreement among the parties to this Agreement. The parties have made no representations, warranties, understandings or agreements other than those expressly included in this Agreement.

          10.6   Equitable Relief. The Company and each Member will have the
                 ----------------
     right to seek and obtain equitable relief to enforce the Agreement.

          10.7   Execution. The parties may execute this Agreement in any number
                 ---------
     of counterparts, and each counterpart will, for all purposes, be deemed an original instrument, but all such counterparts together will constitute but one and the same Agreement. Facsimile transmission of any original signed counterpart and retransmission of any signed facsimile transmission, will be the same as transmission of an original counterpart. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original Agreement.

          10.8   Exhibits. All exhibits referred to in this Agreement are
                 --------
     attached hereto and incorporated herein by this reference.

          10.9   Expenses of Prevailing Party. The prevailing party in any
                 ----------------------------
     litigation in connection with this Agreement may recover legal fees and litigation costs incurred in prosecuting and/or defending such litigation from the nonprevailing party.

          10.10  Further Assurances. Each of the parties to this Agreement
                 ------------------
     agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further action required by law or necessary in furtherance of the Company's purposes and the objectives and intentions underlying this Agreement and not inconsistent with the terms of this Agreement.

          10.11  Invalidity of Provisions. If any provision in this Agreement is
                 ------------------------
     or shall become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this agreement and any other application thereof shall not in any way be affected or impaired thereby; provided that if permitted by applicable law, any invalid, illegal or unenforceable provision may be considered in determining the intent of the parties with respect to other provisions of this Agreement.

          10.12  No Waiver. The failure or delay of any party to this Agreement
                 ---------
     in requiring strict performance by any other party of any covenant of this Agreement shall not constitute a waiver of the covenant or of the right to require strict performance of the covenant.

          10.13  Notices. A party may only effect a notice, approval or other
                 -------
     communication required or permitted under this Agreement by giving such notice in writing, postage or charges paid, and addressed to the address following the person's name of the signature page hereto, and delivering it in person, by certified mail (return receipt requested), or by overnight express delivery service. Delivery by messenger or courier will constitute personal delivery. Members may change their addresses for the purpose of this Section by notice to the Company at its principal office in the manner provided in this Section. Such notice will become effective two (2) days after it is deposited in the mail, postage prepaid, or one (1) day after it is consigned to an overnight delivery service, or upon receipt of personal delivery.

                           ARTICLE 11 -- DEFINITIONS
                           -------------------------

          The definitions below govern this Agreement unless the context unambiguously requires otherwise:

          11.1 "Act" means the Delaware Limited Liability Company Act, (S)18-101, et seq., as amended from time to time, and any successor statute, as applicable to the Company.

          11.2 "Agreement" means this Operating Agreement, as amended from time to time.

          11.3 "Approval Rights" means the rights of a Member to vote, approve, or consent to matters described in Section 4.3.

          11.4 "Articles of Organization" means the Certificate of Formation referred to in section 18-201 of the Act, filed with the Delaware Secretary of State for the purpose of forming the Company, as the same may be amended or restated from time to time as provided in the Act.

          11.5 "Assignee" means a transferee of an interest who has not become a Member.

          11.6 "Authorized Person" means a Member, if management of the Company is vested in the Members, or a Manager, if management is vested in Managers.

          11.7 "Bankruptcy" means the entry of an order for relief by the court in a proceeding under the United States Bankruptcy Code, Title 11, U.C.C., as amended, or its equivalent under a state insolvency act or a similar law of other jurisdictions.

          11.8 "Capital Account" means an account maintained for each Member pursuant to Regulations Section 1.704-l(b)(2)(iv).

          11.9 "Capital Account Deficit" means the debit balance in a Member's Capital Account at the end of a taxable year, after (a) crediting the account with (i) the amount, if any, of the debit balance the Member must restore under this Agreement, and (ii) the amount of the debit balance the Member is deemed to be obligated to restore under Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), and (b) debiting the account with the items described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5), and
     (6).

          11.10 "Capital Contributions" means, with respect to any Member, the amount of money and the fair market value (net of each liability assumed by the Company in connection with such contribution and net of each liability subject to which the Company received such contribution) of any property (other than money) contributed to the Company as provided in Article 2.

          11.11 "Capital Event" means a Transfer of all or substantially all of the Company's property, including a foreclosure or condemnation.

          11.12 "Cash" means money and equivalents, such as checks, but only when collected, and bank transfers.

          11.13 "Cash Available for Distribution" means all sums received in Cash, or converted to Cash by the Company during any fiscal period, provided by operations, excluding Capital Contributions, Cash from Sales or Refinancing or loans or advances by Members to the Company, but including sums released from Reserves, less Expenses.

          11.14 "Cash from Sales or Refinancing" means the net Cash realized by the Company from a Capital Event, and from any refinancing of any property or interest therein, real or personal, acquired directly or indirectly by the Company or a portion thereof after retirement of applicable mortgage debt and other debt and all expenses related to the transaction and after an allowance for reserves for repairs, replacements, contingencies and anticipated obligations (including debt service and costs of improvements) as determined by the Authorized Person in it sole discretion less Expenses. Cash from Sales or refinancing shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with Sales and other Transfers of property by the Company (other than in the ordinary course of business).

          11.15 "Code" means the Internal Revenue Code of 1986, as amended from time to time (including any successor statute or statutes constituting the United States tax laws), as applicable to the Company and the Members.

          11.16 "Company" means a Delaware Limited Liability company governed by the Agreement and the Act, having the name specified in Section 1.2.

          11.17 "Company Minimum Gain" means an amount computed as described in Regulations Section 1.704-2(d).

          11.18 "Contribution" means Cash, other property, the use of property, services rendered, a promissory note or other binding obligation to contribute cash or property or perform services or any other valuable consideration transferred by a person to the Company as a prerequisite for membership and any subsequent transfer to the Company by a person as a Member.

          11.19 "Effective Date" means the date of the filing of the Articles of Organization.

          11.20  "Event of Withdrawal" means any of the following:

                 (a)       a Member voluntarily withdraws from the Company;

                 (b) except as provided in Section 4.6, a Member assigns all of the Member's interest;

                 (c)       a Member is expelled from the Company;

                 (d) unless approved by the Members as provided by Section 4.3, a Member: (i) makes an assignment for the benefit of creditors; (ii) is the subject of a Bankruptcy; (iii) files a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in such a proceeding; or (iv) seeks, approves of or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's property;

                 (e) one hundred twenty (120) days after the start of any proceeding against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's property, without the Member's approval, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated;

                 (f) if a Member is a natural person: (i) the Member's death; or the entry by a court of competent jurisdiction adjudicating the member incompetent to manage the Member's person or estate;

                 (g) if a Member is a trust, the termination of the trust or a distribution of its entire interest but not merely the substitution of a new trustee;

                 (h) if a Member is a general or limited partnership, the dissolution and commencement of winding up of the partnership or a distribution of its entire interest;

                 (i) if a Member that is a corporation, the filing of articles of dissolution, or their equivalent, for a corporation or revocation of its charter or a distribution of its entire interest;

                 (j) if a Member is an estate, the distribution by the fiduciary of the estate's entire interest; or

                 (k) if a Member is a limited liability company, the filing of articles of dissolution or termination, or their equivalent, for the limited liability company or a distribution of its entire interest.

          11.21 "Expenses" means for any fiscal period, (a) the amount of Cash disbursed in the period in order to operate the Company (including capital expenditures and debt service) and to pay expenses of the Company (excluding expenditures in connection with Capital Events) and (b) amounts set aside for the period for working capital and to pay taxes, insurance and other costs and expenses incident to the operation of the Company including Reserves.

          11.22 "Immediate Family" means the Member's spouse, children (including natural, adopted and stepchildren), grandchildren and parents.

          11.23 "Interest" or "Member's Interest" means a Member's share of the profits and losses of the Company and the right to receive distributions of the Company assets.

          11.24 "Limited Liability Company" means a company organized and existing under the Act.

          11.25 "Majority-in-Interest" means those Members whose aggregate Proportionate Shares exceed fifty percent (50%).

          11.26 "Management Rights" means the right to participate in the management of the Company, including the rights described in Article 3.

          11.27 "Manager" means if management of the Company is vested in one or more managers, the person or persons designated, appointed or elected as such pursuant to the Act.

          11.28 "Member" means any person that signs in person or by an attorney-in-fact, or otherwise is a party to the Agreement at the time the Company is formed and is identified as a Member in this Agreement and any person who is subsequently admitted as a Member, until an Event of Withdrawal occurs with respect to such person.

          11.29 "Member's Nonrecourse Debt Minimum Gain" means an amount computed as required by Regulations Section 1.704-2(i)(3).

          11.30 "Member's Interest" means a member's share of the profits and losses of the Company and the right to receive distributions of the Company assets.

          11.31  "Organization" means any person other than an individual.

          11.32 "Permitted Assignee" means any member of the Member's Immediate Family, the estate of the Member or any Member of the Member's Immediate Family, a trust for the sole benefit of the Member and/or any Member of the Member's Immediate Family, or any other organization controlled by such Member or by members of the Member's Immediate Family.

          11.33 "Person" includes individuals, partnerships, domestic or foreign limited partnerships, domestic or foreign limited liability companies, domestic or foreign corporations, trusts, business trusts, real estate investment trusts, estates and other associations or business entities.

          11.34 "Proportionate Share" means the percentages provided for each Member in Exhibit A, as amended from time to time, or as otherwise adjusted to reflect changes in such Member's Capital Contributions relative to the aggregate Capital Contributions of all Members.

          11.35 "Regulations" means the Income Tax Regulations promulgated under the Code, as amended from time to time, including corresponding provisions of succeeding regulations.

          11.36 "Reserves" means any sums which the Authorized Person or liquidating trustee sets aside for the payment of taxes, future expenses (including capital expenditures) or any other purposes as the Authorized Person or liquidating trustee, in its sole discretion, determines to be desirable for the Company.

          11.37 "Securities Laws" means all applicable federal and state securities laws, including the Securities Act of 1933, as amended, and any regulations promulgated thereunder.

          11.38 "Tax Matters Partner" has the meaning contained in Code Section 6231(a)(7).

          11.39  "Tax Regulation Allocations" means the allocations described in
     Section 8.5.

          11.40 "Transfer" includes any sale, assignment, disposition, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including transfers by operation of law).

          IN WITNESS WHEREOF, the Members have executed this Operating Agreement as of the Effective Date.

                                "MEMBERS"
                                PEABODY HOLDING COMPANY, INC.

                                By:       T.S. HILTON
                                   -----------------------------
                                          Vice President

                                Address:  701 Market Street
                                           Suite 700
                                           St. Louis, MO 63101-1826


                                PEABODY DEVELOPMENT COMPANY

                                By:       [Executed]
                                   -----------------------------
                                          President

                                Address:  701 Market Street
                                           Suite 820
                                           St. Louis, MO 63101-1826

                      EXHIBIT A -- CAPITAL CONTRIBUTIONS
                      ----------------------------------

Member                             Initial Capital                 Proportionate
Name and address                   Contribution                        Share


Peabody Holding Co., Inc.          Cash and Notes                       72%
701 Market Street                  valued at $93,327,000
Suite 700
St. Louis, MO 63101 - 1826

Peabody Development Co.            Real Estate Interests                28%
701 Market Street                  valued at $36,000,000
Suite 700
St. Louis, MO 63101-1826